Exhibit 99.1

REVOCABLE PROXY

TWO RIVER COMMUNITY BANK

THIS PROXY IS SOLICITED BY

THE BOARD OF DIRECTORS OF TWO RIVER COMMUNITY BANK

FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON

MARCH 28, 2006

☒	PLEASE MARK VOTES

AS IN THIS EXAMPLE

The undersigned hereby appoints Michael W. Kostelnick, Jr., Frank J. Patock, Jr. and John E. Holobinko, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all of those shares of the Common Stock of Two River Community Bank (the “Bank”) which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Bank (the “Special Meeting”), to be held at the principal office of the Bank, 1250 Highway 35 South, Middletown, NJ 07748 on Tuesday, March 28, 2006 at 5:00 p.m., and any adjournments or postponements of the Special Meeting, as indicated upon the matters described in the proxy statement, and upon any matters which may properly come before the Special Meeting.

1.	Approval and Adoption of the Agreement and Plan of Acquisition. The approval and adoption of the Agreement and Plan of Acquisition by and among Community Partners Bancorp (which was formed under the name Ten Penny-Rialto Holdings, Inc.), The Town Bank and the Bank, pursuant to which Community Partners Bancorp is to acquire all of the shares of capital stock of each of the Bank and Town Bank in exchange for shares of Community Partners Bancorp common stock in an “acquisition” under Section 17:9A-355 et seq. of the New Jersey Banking Act of 1948, as amended, as described in the Joint Proxy Statement-Prospectus, dated February 10, 2006.

☐ For ☐ Against ☐ Abstain

2.	Other Business. Such other business as may properly come before the special meeting and any postponement or adjournment thereof. Management of the Bank is not aware of any such other business.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED PROPOSAL.

The shares of Common Stock for which this Proxy is submitted will be voted as directed. If no instructions are given above, the Shares represented by this Proxy will be voted FOR approval and adoption of the Agreement and Plan of Acquisition. The Board of Directors knows of no other business to be presented at the Special Meeting, and the Shares represented by this Proxy will be voted by the proxies in the exercise of their judgment with respect to any other business that comes before the Special Meeting.

Please be sure to sign and date this Proxy in the box below. Date:

Stockholder sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope.

TWO RIVER COMMUNITY BANK

Please mark and date this Proxy, and sign it in the space provided exactly as your name appears on this Proxy. If shares are held jointly, all holders must sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title. If the holder is an entity, this Proxy must be executed for that entity by an authorized signatory.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.